EXHIBIT 10.1

Caterpillar Inc.

2006 Long-Term Incentive Plan

Restricted Stock Units

[Insert Grant Date]

If you were awarded restricted stock units (“RSUs”) on [Insert Grant Date] (the “Grant Date”) pursuant to the Caterpillar Inc. 2006 Long-Term Incentive Plan (the “Plan”), this document specifies the material terms and provisions applicable to such restricted stock unit award (the “RSU Award”).

Vesting

The RSU Award is subject to a three-year cliff-vesting period. The RSU Award will become fully vested on the third anniversary of the Grant Date (the “Vesting Date”). If you terminate employment prior to the Vesting Date for any reason other than long-service separation, disability, death or in connection with a change of control (as described more fully below), the RSU Award will be forfeited.

Upon vesting of the RSU Award, you will receive unrestricted shares of common stock of Caterpillar Inc. (the “Company”) equal to the number of RSUs.  For example, if you were granted 250 RSUs, you will receive 250 shares of Company common stock as of the Vesting Date, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements.

Voting Rights

During the period between the Grant Date and the Vesting Date (the “Restriction Period), you are not entitled to any voting rights with respect to the RSUs.  When shares are actually issued, you then will have full voting rights with respect to those shares.

Dividends and Other Distributions

During the Restriction Period, you will not receive dividends or any other distributions (e.g., dividend equivalents) with respect to the RSU Award.  When shares are actually issued, you then will have dividend rights with respect to those shares.

Termination of Employment

Your termination of employment with the Company and its subsidiaries prior to the Vesting Date will impact the RSU Award as follows:

•                  Long-Service Separation

If your employment with the Company and/or any subsidiary or affiliate terminates by reason of long-service separation, to the extent that you were continuously employed by the Company and/or any subsidiary or affiliate for six months immediately following the Grant Date, your RSU Award will become fully vested and shares of Company common stock will be issued to you as soon as administratively feasible following: (1) the Vesting Date; or (2) the date which is six months following the date of your termination of employment (the “Six-Month Date”), if the Six-Month Date is earlier than the Vesting Date.  In no event, however, will the shares be issued later than March 15th of the calendar year immediately following the calendar year during which the Vesting Date or the Six-Month Date occurs, as applicable.  For purposes of this RSU Award, “long-service separation” means termination of employment after attainment of age 55 with 5 or more years of company service.

•                  Disability

If your employment with the Company and/or any subsidiary or affiliate terminates by reason of disability (as defined in the Plan), your RSU Award will become fully vested and shares of

Company common stock will be issued to you as soon as administratively feasible following: (1) the Vesting Date; or (2) the date which is six months following the date of your termination of employment (the “Six-Month Date”), if the Six-Month Date is earlier than the Vesting Date.  In no event, however, will the shares be issued later than March 15th of the calendar year immediately following the calendar year during which the Vesting Date or the Six-Month Date occurs, as applicable.

•                  Death

If your employment with the Company and/or any subsidiary or affiliate terminates by reason of death, your RSU Award will become fully vested and shares of Company common stock will be issued to your beneficiary or your estate (as applicable), as soon as administratively feasible following the date of your death but in no event later than March 15th of the calendar year immediately following the calendar year during which your death occurs.

•                  Change of Control

In the event that a change of control of the Company occurs during the Restriction Period and your employment is terminated without cause or for good reason within 12 months of such change of control, then to the extent that you were continuously employed by the Company and/or any subsidiary or affiliate for six months immediately following the Grant Date, your RSU Award will become fully vested and shares of Company common stock will be issued to you as soon as administratively feasible following: (1) the Vesting Date; or (2) the date which is six months following the date of your termination of employment (the “Six-Month Date”), if the Six-Month Date is earlier than the Vesting Date.  In no event, however, will the shares be issued later than March 15th of the calendar year immediately following the calendar year during which the Vesting Date or the Six-Month Date occurs, as applicable.

•                  Other

If your employment with the Company and/or any subsidiary or affiliate terminates prior to the Vesting Date for any reason other than long-service separation, disability, death or in connection with a change of control, all RSUs with respect to this RSU Award will lapse and shall be immediately forfeited.

Transferability of Award

Subject to certain exceptions set forth in the Plan, the RSU Award may not be assigned, transferred, pledged or hypothecated in any way.  The RSU Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect.  Note that once a RSU Award vests and shares of Company common stock are actually issued, you will have the ability to transfer those shares.

Designation of Beneficiary

If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your benefits under the Plan will be paid upon your death. If you do not designate a beneficiary, any benefits payable pursuant to the Plan upon your death will be paid to your estate.

Administration of the Plan

The RSU Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this document and the terms and provisions of the Plan, the provisions of the Plan shall control.

Code Section 409A

It is intended that this RSU Award document and the administration of the RSU award comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Code Section 409A”), to the extent applicable.  The Plan and this RSU Award document shall be interpreted and construed on a basis consistent with such intent.  Notwithstanding anything contained herein to the contrary, no shares may be issued unless in compliance with Code Section 409A to the extent that Code Section 409A applies.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this RSU Award document (and thus the terms of the RSU Award) without your consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Your acceptance of this RSU Award constitutes acknowledgement and consent to such rights of the Committee.

Tax Impact

Please refer to the Plan prospectus for a general description of the U.S. federal tax consequences of an RSU Award. You may also wish to consult with your personal tax advisor regarding how the RSU Award impacts your individual tax situation.  Nothing contained in this RSU Award document or in the Plan prospectus shall be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this RSU Award document.

Compliance with Securities Laws

The Company will take steps required to achieve compliance with all applicable U.S. federal and state securities laws (and others, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed.

Adjustment of Shares

Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Effect on Other Benefits

The RSU Award is not intended to impact the coverage of or the amount of any other employee benefit plans in which you participate that are sponsored by the Company and any of its subsidiaries or affiliates.

Acceptance of Award

Your acceptance of this RSU Award constitutes acknowledgement and consent to the terms of the RSU Award as described in this RSU Award document.

Further Information

For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. Copies of the prospectus and the Plan can be obtained from the Executive Compensation intranet Web site at Cat@work under the Compensation + Benefits tab. If you have any questions regarding your equity compensation under the Plan, please contact Paul Gaeto, Director of Compensation + Benefits at (309) 675-5624.